Exhibit 4.2

Terms of 1st Unsecured Convertible-Type Corporate Bonds with Share Options of MEDIROM Healthcare Technologies Inc.

1.	Name of Securities

The name of securities is 1st Unsecured Convertible-Type Corporate Bonds with Share Options (hereinafter referred to as the “CB”, the bond portion of which is hereinafter referred to as the “Bond” and the share option portion of which is hereinafter referred to as the “Share Option”) of MEDIROM Healthcare Technologies Inc. (hereinafter referred to as the “Issuer”)

2.	Total Amount of Issued Bonds

JPY 500,000,000 (JPY 500,000,000 as face value)

3.	Amount of Each Bond

JPY 12,500,000, one bond. The CBs may not be split into a bond the value of which is less than each of the Bond.

4.	Paid-in Money for Each Bond

JPY 12,500,000 (JPY 100 to be paid per JPY 100 face value)

5.	Paid-in Money for Each Share Option

No payment is required in exchange for the Share Options.

6.	Matters Regarding CB Certificate

The CB shall be a bearer security, and neither bond certificate nor share option certificate shall be issued. Pursuant to Paragraph 2 and 3 of Article 254 of the Companies Act, the CBs shall not be transferred severally in part by Bonds or Share Options only.

7.	Interest Rate of Bond

5.0% per annum

8.	Method of Payment of Interests and Due Date

(1)	Interests shall accrue from the next date of the Issue Date to Maturity Date, which date shall be included in accrual period, (provided, however, that the end of the period shall be the early redemption date in case of early redemption, or the buy-back date in case of buy-back pursuant to Paragraph 15 of these Terms; the same applies hereinafter). The first payment date shall be due on June 30, 2023 and the interests accrued by that date shall be paid, and interests accrued hereinafter shall be paid by the end of every December and June, and the last payment shall be due on December 28, 2027.

(2)	In case of interests being paid for the period between the following day of the Issue Date and June 30, 2023, and the period of less than six months at the time of redemption or conversion, such interests shall be calculated on a daily basis.

(3)	In case interests are paid due on a bank holiday, the payment shall be made on the previous business day of such bank holiday.

(4)	In the event that the Bonds are redeemed prior to December 28, 2027, interests of the Bonds redeemed shall be paid, on the redemption day, for the period from the following day, which date shall be included in accrual period, of the interest payment date immediately preceding to such redemption day (the “interest payment date” shall be replaced with and read as the “payment due of the Bonds”, in case of the redemption before the first interest payment date) to the redemption date, which date shall be included in accrual period.

(5)	In the event of exercise of the Share Options, interests of the Bonds to which the exercised Share Options are attached shall be paid, no later than ten business days after the effective date, for the period from the following day, which shall be included in accrual period, of the interest payment date immediately preceding to the effective date of a claim for exercise of such Share Options (the “interest payment date” shall be replaced with and read as the “payment due of the Bonds”, in case of the exercise before the first interest payment date) to the effective date, which date shall be included in accrual period.

(6)	In the event that the Issuer fails to tender a payment of interest accrued from the Bonds on the interest payment date (such interest payment date shall be replaced with and read as the redemption day, in the case of Item (4) above, or ten business days after the effective date of a claim for exercise of the Share Options, in the case of Item (5) above; the same shall apply hereinafter), the Issuer shall be liable for 14.6% per annum of delinquency interests for a period from the following date, which date shall be included in accrual period, of such interest payment date to the day, which date shall be included in accrual period, of tender of payment.

(7)	No interests shall accrue after the redemption.

9.	Payment Due of the Bonds

December 28, 2022

10.	Grant Date of the Share Options

December 28, 2022 or the date of completion of payment for the Bonds

11.	Method of Offering and Party Subscribing

All of the CBs are to be allotted to Kufu Company Inc. (hereinafter referred to as “CB Holder”) by the method of third-party allotment.

12.	Matters of Security Interests/Guarantee

Neither security interest on property nor guarantee is attached to the CBs, and no asset is compromised for the CBs.

13.	No Bond Manager

Since the CB satisfies the requirements set forth in the proviso of Article 702 of the Companies Act and Article 169 of the Ordinance of the Companies Act, there is no bond manager being engaged.

14.	Method of Redemption and Due Date

(1)	Redemption on the Maturity Date

The Issuer shall repay the total amount of the principal by JPY 100 per JPY 100 face value due on December 28, 2027.

(2)	The CB Holder is entitled to a right to request to the Issuer for early redemption of all or part of the CBs based on the face value due on the end of June or December, (but not after the Maturity Date), which shall be selected, at CB Holder’s own discretion, between June 28, 2023 and December 27, 2027, by giving a notice prior to 15 business days of the selected early payment due.

(3)	Notwithstanding the foregoing provision, after any of the following events occurs, the CB Holder will be entitled to a right to request to the Issuer for early redemption of all or part of the CBs based on the face value due on an early repayment date, which shall be selected at CB Holder’s own discretion, but not after the Maturity Date, by giving a notice prior to 10 business days of the selected early payment due, in any of the events that:

①	The Issuer is disqualified for listing standards stipulated by any securities exchange, whether local or foreign, on which its shares (including depositary receipts representing such shares; same applies in this (3)) are listed, fails to cure the deficiency after receipt of the Notification of Deficiencies (that is a notice delivered to a company by the stock exchange stating that failure to cure the disqualification status for listing standards may result in delisting), and results in receipt of Delisting Determination Letter (that is a notice delivered to a company by the stock exchange stating that the company will fall under the status of delisting of listed securities by failing to cure the disqualification status for listing standards), provided, however, that the CB Holders shall not be entitled to a right to redeem the Bonds setting the due as the end of March 2023 under this ①;

②	The Issuer fails to make a filing of an annual report or other documents in connection with its shares that the Issuer is obliged to file under local or foreign security-related laws and listing rules of securities exchange by the due date, except for case where the Issuer is lawfully and duly granted for extension of the due date pursuant to such laws and rules (even in this case, such exception hereunder shall be only applicable up to either of such extended period or two weeks from the first filing due, whichever is earlier);

③	The Issuer files a petition for commencement of bankruptcy procedure, civil rehabilitation procedure, corporate reorganization procedure, or special liquidation, or makes a board resolution of dissolution (excluding the event of dissolution where, in case of incorporation-type merger or absorption-type merger, duties in connection with the CBs are succeeded to by the newly-incorporated company or continuing company, without prejudice to the CB Holder’s interests);

④	Issuer’s consolidated balance sheet (prepared based on US-GAAP; the same shall apply hereinafter) indicates its net asset as negative. Insolvency hereunder shall be assessed, on a monthly basis, by adding or deducting the simple sum of net profit/loss after tax in trial balances of parent company and consolidated companies after the base date of the latest audited balance sheet, to or from the amount of net asset of such latest consolidated balance sheet audited by the auditor, and assessed, on an yearly basis, by the audited consolidated balance sheet when the net asset becomes available from the audited consolidated balance sheet, provided, however, that, this ④ shall not be applicable once insolvency, which had been found in a certain month by a trial balance and under which the CB Holder had not exercised the right set forth in Item (3) hereunder, is cured after the following monthly trial balance;

⑤	Issuer’s consolidated profit/loss statement (prepared based on US-GAAP audited by auditor; the same shall apply hereinafter) for fiscal years of 2022 and 2023 indicates its operating profit as negative. This ⑤ shall be tested at each time of disclosure of consolidated profit/loss statement;

⑥	For fiscal years after 2024, Issuer’s consolidated profit/loss statement indicates its operating profit as negative in two consecutive fiscal years. This ⑥ shall be tested at each time of disclosure of consolidated profit/loss statement;

⑦	In connection with prepaid cards that are issued by the Issuer, the Issuer fails to carry out plans (including, but not limited to, measures for compliance) that are intended to implement by the end of June 2023.

15.	Repurchase and Extinguishment

By mutual agreement with the CB Holder, the Issuer may repurchase and extinguish all or part of Bonds prior to the Maturity Date.

16.	Special Clause for Acceleration

In any of the following events occur to the Issuer, the Bonds shall be due and payable and thereafter the Share Options may not be exercised. If any of the followings occurs, the Issuer shall promptly provide to the CB Holder a notice in writing.

(1)	The Issuer breaches Article 8 of these Terms in connection with any of the CBs.

(2)	Acceleration triggers in relation to any bond other than the Bonds, or the Issuer fails to repay any bond which has been due.

(3)	Acceleration triggers in relation to any loan other than bonds, or the Issuer fails to perform its duties on guarantee that the Issuer gave for any bond or loan by other party and that became due, except for the case where the total amount (after conversion into Japanese Yen) of such duties does not exceed JPY 500,000,000.

(4)	The Issuer files a petition for commencement of bankruptcy procedure, civil rehabilitation procedure, corporate reorganization procedure, or special liquidation, or makes a board resolution of dissolution (excluding the event of dissolution where, in case of incorporation-type merger or absorption-type merger, duties in connection with the CBs are succeeded to by the newly-incorporated company or continuing company, without prejudice to the CB Holder’s interests).

(5)	The Issuer receives any order of commencement of bankruptcy procedure, civil rehabilitation procedure, corporate reorganization procedure, or special liquidation.

(6)	Compulsory execution, provisional attachment, or provisional disposition is implemented to any of Issuer’s essential asset for its business operation, a petition for auction (including public auction) is filed or attachment as a result of delinquent tax, or any other event that significantly harms Issuer’s credibility arises.

17.	Number of Share Options attached to Bonds

One share option is attached to each Bond, and the Issuer grants a total of 40 Share Options.

18.	Description of Share Options

(1)	Class and Method of Calculation of Number of Shares that are Subject to Share Options

The class of shares that are subject to the Share Options shall be Issuer’s common shares, and the number of Issuer’s common shares that will be newly issued or disposed by the Issuer upon exercise of the Share Options (hereinafter, such issue or disposition of Issuer’s common shares are referred to as “delivery” of Issuer’s common shares.) shall be the maximum integer obtained by dividing the total paid-in amount of the Bonds pertaining to the exercised Share Options by the Conversion Price set forth in Item (3) of this paragraph; provided, however, that fractions less than one share arising from the exercise shall be rounded off and no cash adjustment shall be made.

(2)	Description and Value of Property to be Contributed upon Exercise of Share Options

Properties to be contributed upon exercise of the Share Options shall be the Bonds attached to the Share Options, and the value of such Bonds shall be the same as its paid-in amount.

(3)	Conversion Price

The price per share used to calculate the number of Issuer’s common shares to be delivered upon the exercise of the Share Options (hereinafter referred to as the “Conversion Price”) shall be JPY 755.

In the event the Issuer conducts a share split or reverse share split of its common shares, the conversion price shall be adjusted in accordance with the following formula, provided, however, that such adjustment shall be made to the conversion price of Share Options that have not been exercised at the time of such adjustment, and any fraction of less than one yen resulting from such adjustment shall be rounded down.

Adjusted Conversion Price ＝ Original Conversion Price x Ratio of Split or Reverse Split

Additionally, in the event of a merger, share exchange or statutory share transfer (hereinafter, collectively, referred to as “Mergers, Etc.”), in the event of a gratis allotment of common shares of the Issuer, or in the other event where adjustment of the number of shares is necessary, the Issuer shall, to the reasonable extent, adjust the Conversion Price, taking into consideration the conditions, of the Mergers, Etc., gratis allotment of common shares of the Issuer, and the like.

Moreover, in the event that the Issuer intends to issue common shares, any securities that are redeemable or that are with options allowing holders to claim in exchange for Issuer’s common shares, share options or corporate bonds with share options that allow holders to claim in exchange for Issuer’s common shares, or any other securities or rights by any price of less than the Conversion Price, then the Conversion Price shall be adjusted, to the reasonable extent, conditions of such issuance to be considered,

(4)	Share Options Exercisable Period

Exercisable from the Issue Date to December 27, 2027. Provided, however, that the period shall end (i) on the date of receipt of prior notice of a claim for early repayment, in the event early repayment is requested by the CB Holder, (ii) at the time of acceleration, in the event acceleration triggers. Additionally, in the event that the end date of the exercisable period is a bank holiday, then the exercisable period shall end on the bank business day preceding to such bank holiday. The Share Options may not be exercisable after December 28, 2027.

(5)	Conditions to Exercise Share Options

During the period from the Issue Date to the six-month anniversary, the Share Options may only be exercised in the event any of the conditions set forth in Paragraph 14 (3) or Paragraph 16.

Partial exercise of the Share Options shall not be allowed.

(6)	Matters regarding Acquisition and Conditions to Acquire the Share Options

There are no terms and conditions for the Issuer to acquire the Share Options.

(7)	Issue Price and Capitalization Amount of Shares to be Issued upon Exercise of Share Options

①	Issue Price per Share in the Event Shares are Issued by Exercise of Share Options

The issue price of one common share of the Issuer upon the exercise of the Share Options shall be the amount obtained by dividing the total amount to be paid for the Bonds subject to the exercise by the number of shares set forth in Item (1) of this paragraph.

②	Stated Capital and Capital Reserve to be Increased in the Event Shares are Issued by Exercise of Share Options

The amount of stated capital to be increased in the event shares are issued by exercise of the Share Options shall be one-half of the maximum amount of increase in stated capital calculated in accordance with Article 17(1) of the Company Accounting Rules, and any fraction of less than one yen resulting from such calculation shall be rounded up. In addition, the amount of capital reserve to be increased in the event shares are issued by exercise of the Share Options shall be the amount obtained by subtracting the amount of stated capital to be increased from the said maximum amount of increase in stated capital.

(8)	Reason for not Requiring Payment of Money in Exchange for Share Options and Rationale of Conversion Price

The Bonds and Share Options are closely related: the Share Options are attached to the CBs and may not be transferred severally from the Bonds, and the Bonds in connection with such Share Options will be contributed in the case of exercise of the Share Options, and the exercisable period of the Share Options will end and be extinguished accordingly in the case of early repayment. Taking into account such relationship, and considering economic value in theory inherent in the Share Options based on the assumption of the Conversion Price determined as described in Item (3) hereof, and economic value in practice to be obtained by the Issuer under the terms and conditions set forth herein and in the agreement to be entered into with the CB Holder, the interest rate and issue price of the Bonds and other issuance conditions, the Issuer has concluded that no cash payment is required in exchange for the Share Options.

(9)	Method of Claim for Exercise of Share Options

The CB Holder wishing to exercise the Share Options shall indicate, in a request form of exercise stipulated by the Issuer, the CBs in connection with the Share Options to be exercised, enter the date of the request and others, affix its name and seal thereto, and submit that form to the place of receipt of exercise set forth in Item (12) hereof during the exercisable period stipulated in Item (4) hereof.

(10)	Timing of Effectuation of Exercise of Share Options

Exercise shall take into effect on the day when the entire documents necessary for exercise has arrived at the designated place of receipt of exercise set forth in Item (12) hereof. When the exercise of the Share Options takes into effect, the redemption of the Bonds in connection such Share Options shall be deemed as due.

(11)	Method of Delivery of Shares

Upon exercise of the Share Options being effective, the Issuer shall record the CB Holder in Issuer’s register of shareholders and deliver shares to the CB Holder in accordance with related laws and regulations.

(12)	Place of Receipt of Claim for Exercise of Share Options

Tokyo Securities Transfer Agent Co., Ltd.

19.	Administrator of Repayment (Place of Redemption)

Back Office Unit at MEDIROM Healthcare Technologies Inc.

20.	No Transfer

The CBs shall not be transferred to any third party, without prior written consent by Issuer’s board of directors.

21.	Method of Redemption of Principal and Interest

The repayment of principal and interest and other payments based on the Bonds shall be made by remittance to the bank account separately designated by the CB Holder. The Issuer shall be responsible for wiring fees.

22.	Method of Notice to CB Holder

Except for otherwise required by laws and regulations, any notice to the CB Holder shall be made in writing.

23.	Exemption from Registration

The solicitation with a view to issuing new securities (defined in the Financial Instruments and Exchange Act (Act no. 25 of 1948, as amended)) of this CB falls under Article 2(3)(ii)(c) of the Act, and thus, no registration statement set forth in Article 4(1) of the Act was filed in relation to such solicitation with a view to issuing new securities.

24.	Notice Requirement

The CB holder, in the event it intends to transfer the CB, shall provide, in advance or at the same time of the transfer, to its transferee a written notice stating that no registration statement set forth in Article 4(1) of the Financial Instruments and Exchange Act was filed in relation to the solicitation with a view to issuing new securities and that the CBs may not be split in its nature.

25.	Others

(1)	Any other matters necessary for the issuance of CBs shall be deferred to Issuer’s CEO.

(2)	In the event any provisions of these Terms require replacement of terms or other measures due to amendment to the Companies Act or other laws, the Issuer will take necessary measures.

End